Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-175507) of our report dated March 31, 2011 relating to the consolidated financial statements of WaferGen Bio-systems, Inc.  We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Rowbotham and Company LLP

San Francisco, California
September 21, 2011